Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release
Contact:
Peter Walsh
FactSet Research Systems Inc.
203.810.1000
FOR IMMEDIATE RELEASE

FactSet Research Systems Completes Its Acquisition of a Copy of the Thomson Fundamentals Database and Related Assets from Thomson Reuters

Norwalk, Connecticut – July 24, 2008 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced that it has completed its acquisition of a copy of the Thomson Fundamentals database and related assets pursuant to the agreement reached with Thomson Reuters (NYSE: TRI) on April 22, 2008.

This sale was made by Thomson Reuters (“Thomson”) to meet certain regulatory requirements of the European Commission and U.S. Department of Justice in connection with Thomson’s acquisition of Reuters, which closed on April 17, 2008, and was approved by both agencies under those requirements.

The sale included copies of the Thomson Fundamental database, source documents, collection software, documentation and collection training materials. Thomson retains full ownership of the original fundamentals database and associated intellectual property. Thomson Fundamentals will continue as a product on the FactSet platform. Eight key employees connected with the database and related assets have accepted employment offers to join FactSet immediately.

FactSet paid cash consideration of $63 million for a copy of Thomson Fundamentals database and related assets, daily database updates over the next 18 months and approximately $1 million of annual revenues transferred to FactSet. Cash consideration may be adjusted based on final revenues transferred when the client consent period ends on August 12, 2008. Total cash consideration to be paid by FactSet should range between $68 million and $73 million. This range assumes annual revenues transferred of $2 million to $3 million.

FactSet also entered into a Transition Services Agreement (“TSA”) with Thomson. Under the TSA, Thomson will provide services for the next 18 months, including daily updates to FactSet’s fundamental database. The daily updates will be provided on the same schedule and with the same timeliness, content and quality as the updates FactSet receives for Thomson Fundamentals today. The TSA also outlines consulting and support services Thomson will provide to FactSet in order to ensure a complete understanding of the structure, content and data collection processes required to deliver a production version database by the end of the transition period. The cost of the TSA is approximately $9 million, of which a significant portion is consideration for the daily database updates and will be expensed ratably over the next 18 months.

FactSet anticipates that this transaction will be dilutive to earnings per share (“EPS”) until the 18 month transition period concludes, after which the transaction is expected to be accretive.

•	In the fourth quarter of fiscal 2008, EPS dilution should be approximately $0.02 per share.

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EPS dilution for each fiscal quarter in fiscal 2009 should be approximately $0.04 per share or $0.16 for the full 2009 fiscal year. A primary expense driver is the cost of the TSA from Thomson. The quarterly costs of transition services on a pre-tax basis should approximate $1.6 million or $6.5 million for the full 2009 fiscal year. These costs are eliminated at the end of the 18 month transition period.

•	The transaction is expected to be accretive to EPS in fiscal 2010.

About FactSet Fundamentals

FactSet has branded the newly acquired database as FactSet Fundamentals, which will immediately enter the market as a preeminent global financial database with coverage of over 43,000 companies and history back to 1980. It contains historical financial information (i.e. income statement, balance sheet and cash flows) and related underlying data from the footnotes to the financial statements. FactSet Fundamentals is ready for sale immediately.

FactSet believes that the transaction is valuable to the Company for four primary reasons.

1.	The opportunity to buy a copy of a trusted premium, global fundamental database with history back to the 1980s is rare and is unlikely to repeat itself in the foreseeable future.

2.	Fundamentals is one of three core data sets (along with security prices and estimates) all major providers require. Upon completion of the transaction, FactSet will have great depth with three core content sets on a global basis.

3.	Fundamental data is used by all FactSet clients and prospective clients and nearly every user in FactSet’s addressable universe.

4.	The estimated market opportunity for fundamental data just among FactSet’s existing client base is in excess of $100 million, representing a large new source of potential revenue growth for FactSet.

FactSet believes this transaction will extend its competitive advantage of providing clients choice of premium content sets over the FactSet system. FactSet has no plans to alter its redistribution of the vast fundamental data offerings available on the FactSet service including Thomson Fundamentals, Reuters Fundamentals and S&P Compustat®. FactSet Fundamentals will expand the Company’s selection for clients.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, Hyderabad and Sydney. For more information, go to www.factset.com.